Exhibit 20.1

DIVIDEND REINVESTMENT PLAN

OF

SARATOGA INVESTMENT CORP.

Saratoga Investment Corp., a Maryland corporation (the “Company”), hereby adopts the following plan (the “Plan”) with respect to dividends and distributions (collectively, “Cash Distributions”) declared by its Board of Directors (the “Board of Directors”) on shares of its common stock (the “Common Stock”).

1.	Unless a stockholder specifically elects to receive cash as set forth below, all Cash Distributions hereafter declared by the Board of Directors will be payable in shares of the Common Stock of the Company, and no action will be required on such stockholder’s part to receive a Cash Distribution in Common Stock.

2.	Such Cash Distributions will be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the Cash Distribution involved.

3.	The Company may use newly issued shares of its Common Stock or purchase shares of its Common Stock in the open market in connection with the implementation of the Plan, whether shares of its Common Stock are trading at a premium or at a discount to net asset value per share of the Common Stock. In the case that newly issued shares of Common Stock are used to implement the Plan, the number of shares of Common Stock to be delivered to a stockholder shall be determined by dividing the total dollar amount of the Cash Distribution payable to such stockholder by 95% of the average of the market prices per share of the Common Stock at the close of trading on the ten (10) trading days immediately preceding and ending on (and including) the date fixed by the Board of Directors for payment of such Cash Distribution. For purposes of determining the average of the market prices per share over such trading days, the market price per share of the Common Stock on each such trading day that will be used for such calculation will be the closing price on such day for the shares of Common Stock on the New York Stock Exchange or, if no sale is reported for such day, at the average of the electronically-reported bid and asked prices of the shares of Common Stock.

In the case that the Company purchases shares of its Common Stock in the open market to implement the Plan, the Company will instruct America Stock Transfer & Trust Company, LLC, the plan administrator (the “Plan Administrator”), to purchase shares of its Common Stock in the open market. Shares of Common Stock purchased in open market transactions by the Plan Administrator will be allocated to a stockholder based upon the average purchase price, excluding any brokerage charges or other charges, of all shares of Common Stock purchased with respect to the Cash Distribution. Such purchases will be effected through a broker-dealer selected by the Plan Administrator. The broker-dealer selected by the Plan Administrator is acting as a dealer and not in a fiduciary, agency or similar capacity (regardless of any relationship between the Plan

Administrator and the Fund) and may be an affiliate of the Plan Administrator. The broker-dealer may charge brokerage commissions, fees and transaction costs for such trading services (“Transaction Processing Fees”), which Transaction Processing Fees are in addition to and not in lieu of any compensation the Plan Administrator receives as Plan Administrator.

4.	A stockholder may, however, elect to receive his, her or its Cash Distributions in cash. To exercise this option, such stockholder will notify the Plan Administrator in writing so that such notice is received by the Plan Administrator no later than five (5) days prior to the record date fixed by the Board of Directors for the Cash Distribution involved. Such election will remain in effect until the Participant (as defined below) notifies the Plan Administrator in writing of such Participant’s withdrawal of elections, which notice will be delivered to the Plan Administrator no later than five (5) days prior to the record date fixed by the Board of Directors for the Cash Distribution involved.

5.	The Plan Administrator will set up an account for shares of Common Stock acquired pursuant to the Plan for each stockholder who has not so elected to receive Cash Distributions in cash (each a “Participant”). The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. Upon request by a Participant, received in writing no later than five (5) days prior to the payment date, the Plan Administrator will, promptly following the Cash Distribution, instead of crediting shares to and/or carrying shares in a Participant’s account, issue, without charge to the Participant, a certificate registered in the Participant’s name for the number of whole shares of Common Stock payable to the Participant and a check for any fractional interest.

6.	The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than ten (10) business days after the date thereof. Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Company, no certificates for a fractional share will be issued. However, Cash Distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market price per share of the Common Stock at the time of termination.

7.	The Plan Administrator will forward to each Participant any Company-related proxy solicitation materials and each Company report or other communication to stockholders, and will vote any shares of Common Stock held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Company.

8.	In the event that the Company makes available to its stockholders rights or warrants to purchase additional shares or other securities, the shares of Common Stock held by the Plan Administrator for each Participant under the Plan will be added to any other shares of Common Stock held by the Participant in certificated form in calculating the number of rights or warrants to be issued to the Participant.

9.	The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Company.

10.	Each Participant may terminate his, her or its account under the Plan by so notifying the Plan Administrator in writing or by telephone. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator not less than five (5) days prior to the record date fixed by the Board of Directors for the Cash Distribution; otherwise such termination will be effective only with respect to any subsequent Cash Distribution. The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any Cash Distribution by the Company. Upon any termination, the Plan Administrator will cause a certificate or certificates to be issued for the full shares of Common Stock held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant. If a Participant elects by his, her or its written notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his, her or its shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $15.00 transaction fee plus a brokerage commission from the proceeds.

11.	These terms and conditions may be amended or supplemented by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement will be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his, her or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Company will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Company held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

12.	The Plan Administrator will at all times act in good faith and use its best efforts to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and will not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

13.	These terms and conditions will be governed by the laws of the State of New York.